Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

WGNB CORP.,

WEST GEORGIA NATIONAL BANK,

FIRST HARALSON CORPORATION,

AND

FIRST NATIONAL BANK OF GEORGIA

Dated as of January 22, 2007

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FIRST HARALSON AND TARGET BANK		6
5.1	Organization, Standing, and Power	6
5.2	Authority of First Haralson and Target Bank; No Breach by Agreement	7
5.3	Capital Stock	8
5.4	First Haralson Subsidiaries	8
5.5	Financial Statements	8
5.6	Absence of Undisclosed Liabilities	9
5.7	Loan and Investment Portfolios	9
5.8	Absence of Certain Changes or Events	9
5.9	Tax Matters	11
5.10	Allowance for Possible Loan Losses	12
5.11	Assets	12
5.12	Intellectual Property	13
5.13	Environmental Matters	14
5.14	Compliance with Laws	15
5.15	Labor Relations	16
5.16	Employee Benefit Plans	16
5.17	Material Contracts	18
5.18	Legal Proceedings	19
5.19	Reports	19
5.20	Accounting, Tax and Regulatory Matters	19
5.21	Community Reinvestment Act	19
5.22	Privacy of Customer Information	19
5.23	Technology Systems	20
5.24	Bank Secrecy Act Compliance	20
5.25	First Haralson Disclosure Memorandum	20
5.26	Affiliates	21
5.27	Board Recommendation	21
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF WGNB AND PURCHASER BANK		21
6.1	Organization, Standing and Power	21
6.2	Authority; No Breach by Agreement	21
6.3	Capital Stock	22
6.4	WGNB Subsidiaries	23
6.5	SEC Filings; Financial Statements	23
6.6	Absence of Undisclosed Liabilities	24
6.7	Absence of Certain Changes or Events	24
6.8	Legal Proceedings	24
6.9	Community Reinvestment Act	24
6.10	Technology Systems	25
6.11	Bank Secrecy Act Compliance	25
6.12	WGNB Disclosure Memorandum	25
6.13	Board Recommendation	25
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		26
7.1	Affirmative Covenants of Each Party	26
7.2	Negative Covenants of First Haralson and Target Bank	26

7.3	Negative Covenants of WGNB	28
7.4	Adverse Changes in Condition	28
7.5	Reports	28
7.6	Loan Portfolio Review	28
ARTICLE 8 ADDITIONAL AGREEMENTS		28
8.1	WGNB Registration Statement	28
8.2	Nasdaq Listing	29
8.3	Applications	29
8.4	Filings with State Offices	30
8.5	Agreement as to Efforts to Consummate	30
8.6	Investigation and Confidentiality	30
8.7	No Solicitations	31
8.8	Press Releases	31
8.9	Tax Treatment	31
8.10	Charter Provisions	32
8.11	Agreement and Support of Affiliates	32
8.12	Indemnification and Insurance	32
8.13	Employee Benefits and Contracts	34
8.14	Support of WGNB Directors	34
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		34
9.1	Conditions to Obligations of Each Party	34
9.2	Conditions to Obligations of WGNB and Purchaser Bank	36
9.3	Conditions to Obligations of First Haralson and Target Bank	37
ARTICLE 10 TERMINATION		38
10.1	Termination	38
10.2	Effect of Termination	39
10.3	Non-Survival of Representations and Covenants	39
10.4	Termination Payment	39
10.5	Reimbursement of Expenses	39
ARTICLE 11 MISCELLANEOUS		40
11.1	Definitions	40
11.2	Expenses	49
11.3	Brokers and Finders	49
11.4	Entire Agreement	49
11.5	Amendments	50
11.6	Waivers	50
11.7	Assignment	50
11.8	Notices	51
11.9	Governing Law	51
11.10	Counterparts	51
11.11	Captions; Articles and Sections	51
11.12	Interpretations	52
11.13	Severability	52

EXHIBITS

Exhibit A Agreement and Plan of Merger for Bank Merger
Exhibit B Affiliate and Support Agreement
Exhibit C WGNB Support Agreement
Exhibit D Matters as to which Powell Goldstein LLP will Opine
Exhibit E Noncompetition Agreement
Exhibit F Matters as to which Troutman Sanders LLP will Opine

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of January 22, 2007, by and among WGNB CORP., a corporation organized under the laws of Georgia, with its principal office located in Carrollton, Georgia (“WGNB”), WEST GEORGIA NATIONAL BANK, a national banking association organized under the laws of the United States with its main office located in Carrollton, Georgia, and a wholly owned subsidiary of WGNB (“Purchaser Bank”), FIRST HARALSON CORPORATION, a corporation organized under the laws of Georgia, with its principal office located in Buchanan, Georgia (“First Haralson”) and FIRST NATIONAL BANK OF GEORGIA, a national banking association organized under the laws of the United States with its main office located in Buchanan, Georgia, and a wholly owned subsidiary of First Haralson (“Target Bank”).

Preamble

The respective Boards of Directors of First Haralson and WGNB are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for (i) the merger of First Haralson with and into WGNB, as a result of which the outstanding shares of the capital stock of First Haralson shall be converted into the right to receive cash and shares of the common stock of WGNB and the shareholders of First Haralson (other than those shareholders, if any, who exchange their shares solely for cash) shall become shareholders of WGNB (the “Company Merger”), and (ii) the merger of Target Bank with and into Purchaser Bank (the “Bank Merger” and, together with the Company Merger, the “Mergers”). The transactions described in this Agreement are subject to the approvals of the shareholders of WGNB and First Haralson, the Federal Reserve, the Georgia Department, the OCC and the FDIC and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties of this Agreement that for federal income tax purposes, the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGERS

1.1    Company Merger. Subject to the terms and conditions of this Agreement, First Haralson shall be merged with and into WGNB in accordance with the provisions of Section 14-2-1101 et seq. of the GBCC. WGNB shall be the surviving corporation resulting from the Company Merger and shall continue to be governed by the Laws of the State of Georgia.

1.2    Bank Merger. Concurrent with the consummation of the Company Merger, Target Bank shall be merged with and into Purchaser Bank in accordance with the 12 U.S.C. 215 pursuant to the terms and conditions of the Bank Agreement and Plan of Merger and Merger Agreement attached hereto as Exhibit A. First Haralson shall vote the shares of Target Bank in favor of the Bank Merger Agreement and the Bank Merger.

1.3    Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308, or at such location as may be mutually agreed upon by the Parties.

1.4    Effective Time. The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the respective Articles of Merger reflecting the Mergers shall become effective with the Secretary of State of Georgia (with respect to the Company Merger) and the OCC (with respect to the Bank Merger) (the “Effective Time”). At the Effective Time, the separate corporate existence of First Haralson and Target Bank shall cease, and WGNB and Purchaser Bank, respectively, shall continue as the Surviving Entity.

ARTICLE 2
TERMS OF MERGER

2.1    Articles .

(a)    The Articles of Incorporation of WGNB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation.

(b)    The Articles of Association of Purchaser Bank in effect immediately prior to the Effective Time shall be the Articles of Association of the surviving bank .The Articles of Association of the surviving bank shall be amended as of the Effective Time to change the name of Purchaser Bank to “First National Bank of Georgia” by deleting Article I of the Articles of Association of the surviving bank in its entirety and inserting the following in lieu thereof:

“Article I:

The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be “First National Bank of Georgia.””

2.2    Bylaws.

(a)    The Bylaws of WGNB in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation until duly amended or repealed.

(b)    The Bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the Bylaws of the surviving bank. The Bylaws of the surviving bank shall be amended to reflect the change in the name of the surviving bank as contemplated by Section 2.1(b).

2.3    Directors and Officers.

(a)    The directors of WGNB in office immediately prior to the Effective Time shall serve as the directors of WGNB from and after the Effective Time, provided, that at the Effective Time, WGNB shall take such steps as are reasonably necessary to cause the Board of Directors of WGNB to be comprised of 11 directors; eight of the directors shall be persons who are serving as a member of the Board of Directors of WGNB immediately prior to the Effective Time and three of the directors shall be Mary M. Covington, Randall F. Eaves and Don C. Rhodes, who are serving as members of the Board of Directors of First Haralson immediately prior to the Effective Time. After the Effective Time, WGNB shall take such steps as are reasonably necessary to cause (i) W. Thomas Green, Jr. to be elected as Chairman, and (ii) Mary M. Covington to be elected as Vice-Chairman. The chairmen of each committee of the Board of Directors of WGNB and Purchaser Bank will continue to serve in such capacity unless and until replaced in accordance with past practice.

(b)    The directors of Target Bank in office immediately prior to the Effective Time shall be elected to the Board of Directors of Purchaser Bank at the Effective Time thus increasing the number of directors of Purchaser Bank. As of the date hereof, Purchaser Bank has 14 directors and Target Bank has nine directors. If these directors remain in office through the Effective Time, Purchaser Bank’s Board of Directors will be comprised of 23 members.

(c)    The officers of WGNB and Purchaser Bank in office immediately prior to the Effective Time shall serve as the officers of the surviving corporation and the surviving bank, respectively, from and after the Effective Time; provided, that at the Effective Time, each of WGNB and Purchaser Bank shall take such steps as are reasonably necessary to cause (i) H. B. Lipham, III to be elected as Chief Executive Officer, (ii) Mary M. Covington to be elected as Executive Vice-President, (iii) Randall F. Eaves to be elected as President, (iv) Steven J. Haack to be elected as Senior Executive Vice-President and Chief Financial Officer of the Purchaser Bank and Secretary/Treasurer of WGNB and (iv) Reland F. Norton to be elected as Group Vice-President of Purchaser Bank only.

(d)    Directors and officers of WGNB and Purchaser Bank after the Effective Time will continue to be subject to mandatory retirement at age 70 and election by shareholders or directors as the case may be.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1    Conversion of First Haralson Shares. Subject to the provisions of this Section 3.1, at the Effective Time, by virtue of the Company Merger and without any action on the part of WGNB, First Haralson, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)    Each share of capital stock of WGNB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)    Subject to the conditions set forth herein, each share of First Haralson Common Stock outstanding immediately prior to the Effective Time, other than shares held by First Haralson or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive (i) cash in an amount equal to a Pro Rata Share of the Cash Consideration and (ii) a number of shares of WGNB Common Stock equal to a Pro Rata Share of the Stock Consideration. Such shares to be converted are sometimes referred to herein as the “Outstanding First Haralson Shares.”

Holders of the Outstanding First Haralson Shares shall have the right to elect to receive their pro rata portion of the Merger Consideration in cash, WGNB Common Stock or both, provided, that such elections shall be subject to adjustment to ensure that no less than $11,562,500 or more than $18,500,000 in Cash Consideration (subject to reduction to reflect any Dissenting Shares) and no more than 1,222,683 shares of WGNB Common Stock are issued in the Company Merger (subject to reduction to reflect any Dissenting Shares and more than $11,562,500 in Cash Consideration). Such adjustment shall be undertaken such that (i) in the event elections for the Cash Consideration exceed $18,500,000, then only those holders of Outstanding First Haralson Shares that have elected to receive greater than a Pro Rata Share of the Cash Consideration for each share held shall have their elections adjusted (with such adjustments being made on a pro rata basis among all such holders electing greater than the Pro Rata Share of the Cash Consideration) and (ii) in the event elections for the Stock Consideration exceed 1,222,683 shares, then only those holders of Outstanding First Haralson Shares that have elected to receive greater than a Pro Rata Share of the Stock Consideration for each share held shall have their elections adjusted (with such adjustments being made on a pro rata basis among all such holders electing greater than the Pro Rata Share of the Stock Consideration). The shares of any holder that does not provide an election with respect to his, her, or its shares shall be deemed “Default Election Shares.” The Exchange Agent (as defined in Section 4.1) shall first satisfy all elections that have been submitted by Holders of Outstanding First Haralson Shares (subject to any necessary adjustments) and then shall allocate the remaining Cash Consideration and the remaining Stock Consideration to the Default Election Shares on a pro rata basis.

(c)    Notwithstanding any other provision of this Agreement, each holder of Outstanding First Haralson Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WGNB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of WGNB Common Stock multiplied by $28.37. No such holder will be entitled to any dividends declared by WGNB, nor will such holder be entitled to voting rights, or any other rights as a shareholder of WGNB in respect of any fractional shares.

(d)    Each share of First Haralson Common Stock that is not an Outstanding First Haralson Share as of the Effective Time shall be canceled without consideration therefor.

(e)    No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of First Haralson Common Stock who at the Effective Time held Outstanding First Haralson Shares.

(g)    In the event WGNB or First Haralson changes the number of shares of WGNB Common Stock or First Haralson Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

3.2   Conversion of Target Bank Shares. Subject to the provisions of this Section 3.2, at the Effective Time, by virtue of the Bank Merger and without any action on the part of Purchaser Bank, Target Bank, or the shareholders of either of the foregoing, the shares of the constituent banks shall be converted as follows:

(a)    Each share of capital stock of Purchaser Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)    Each share of Target Bank common stock outstanding immediately prior to the Effective Time shall automatically be cancelled at the Effective Time.

ARTICLE 4
EXCHANGE OF SHARES

4.1    Exchange Procedures. Prior to the Effective Time, Purchaser Bank shall act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of First Haralson Common Stock. At the Effective Time, WGNB shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding First Haralson Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of First Haralson Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of cash and certificates representing WGNB Common Stock, which cash and certificates shall be deposited with the Exchange Agent by WGNB as of the Effective Time. If any certificates for shares of WGNB Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he, she or it is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to WGNB, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to WGNB for payment or delivery of such property. In no event will any holder of First Haralson Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or WGNB of the Merger Consideration.

4.2    Rights of Former First Haralson Shareholders. At the Effective Time, the stock transfer books of First Haralson shall be closed as to holders of First Haralson Common Stock immediately prior to the Effective Time and no transfer of First Haralson Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding First Haralson Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former shareholders of record of First Haralson shall be entitled to vote after the Effective Time at any meeting of WGNB shareholders the number of whole shares of WGNB Common Stock into which their respective shares of First Haralson Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing WGNB Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by WGNB on the WGNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of WGNB Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of WGNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the WGNB Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FIRST HARALSON AND TARGET BANK

First Haralson and Target Bank, jointly and severally, hereby represent and warrant to WGNB and Purchaser Bank as follows:

5.1    Organization, Standing, and Power. First Haralson is a corporation duly organized, validly existing, and in good standing under the Laws of Georgia and is duly registered as a bank holding company under the BHC Act, and Target Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. Each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the First Haralson Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the First Haralson Entities have been made available to WGNB for its review and, except as disclosed in Section 5.1 of the First Haralson Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2    Authority of First Haralson and Target Bank; No Breach by Agreement.

(a)    Each of First Haralson and Target Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Haralson and Target Bank. Subject to the requisite approval by First Haralson’s and Target Bank’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of each of First Haralson and Target Bank, enforceable against First Haralson and Target Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by First Haralson or Target Bank, nor the consummation by First Haralson or Target Bank of the transactions contemplated hereby, nor compliance by First Haralson or Target Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Haralson’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of First Haralson that is currently in effect, (ii) conflict with or result in a breach of any provision of Target Bank’s Articles of Association or Bylaws or any resolution adopted by the board of directors or the shareholders of Target Bank that is currently in effect, (iii) except as disclosed in Section 5.2(b) of the First Haralson Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Haralson Entity under, any Contract or Permit of the First Haralson Entities, (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the First Haralson Entities or any of their Assets (including any WGNB Entity or First Haralson Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any WGNB Entity or First Haralson Entity being reassessed or revalued by any Taxing authority).

(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Haralson of the Company Merger, by Target Bank of the Bank Merger, and the other transactions contemplated in this Agreement.

5.3    Capital Stock.

(a)    The authorized capital stock of First Haralson consists of (i) 25,000 shares of Class A Common (voting) Stock, no par value per share, of which 20,216 shares are issued and outstanding and (ii) 225,000 shares of Class B Common (non-voting) Stock, no par value per share, of which 183,041 are issued and outstanding. All of the issued and outstanding shares of capital stock of First Haralson are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of First Haralson has been issued in violation of any preemptive rights of the current or past shareholders of First Haralson.

(b)    The authorized capital stock of Target Bank consists of 20,000 shares of $1.00 par value per share common stock, of which 20,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Target Bank are duly and validly issued and outstanding and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and none of the outstanding shares of capital stock of Target Bank has been issued in violation of any preemptive rights.

(c)    Except as set forth in Sections 5.3(a) and (b) above, there are no shares of capital stock, preferred stock or other equity securities of First Haralson or Target Bank outstanding and no outstanding Equity Rights relating to the capital stock of any First Haralson Entity.

5.4    First Haralson Subsidiaries. Except as described in Section 5.4 of the First Haralson Disclosure Memorandum: (i) First Haralson has no Subsidiaries other than Target Bank and Financial Interest Group Inc. and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) First Haralson owns all of the issued and outstanding capital stock of Target Bank and Financial Interest Group Inc. and (iii) all of such shares are held free and clear of any Lien. Target Bank has no subsidiaries other than First Georgia Insurance Agency, Inc. Target Bank owns all of the issued and outstanding capital stock of First Georgia Insurance Agency, Inc., and all of such shares are held free and clear of any Lien. Financial Interest Group, Inc. and First Georgia Insurance Agency, Inc. have no subsidiaries.

5.5    Financial Statements. First Haralson has delivered to WGNB copies of all First Haralson Financial Statements and will deliver to WGNB copies of all similar financial statements prepared subsequent to the date hereof. The First Haralson Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement will be, in accordance with the books and records of First Haralson, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of First Haralson as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of First Haralson for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6    Absence of Undisclosed Liabilities. First Haralson has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of First Haralson as of June 30, 2006, included in the First Haralson Financial Statements or reflected in the notes thereto. First Haralson has not incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7    Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the First Haralson Financial Statements were, and with respect to the First Haralson Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the First Haralson Disclosure Memorandum, no First Haralson Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the First Haralson Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by First Haralson, First Haralson Bank, the Federal Reserve, the OCC, the Georgia Department or the FDIC, or (iv) an obligation of any director, executive officer or 10% shareholder of any First Haralson Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8    Absence of Certain Changes or Events. Except as disclosed in the First Haralson Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the First Haralson Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect, (ii) First Haralson has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of First Haralson Common Stock other than its regular quarterly dividends and (iii) the First Haralson Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the First Haralson Entities provided in Article 7. Except as may result from the transactions contemplated by this Agreement, none of the First Haralson Entities have, since the date of the First Haralson Financial Statements delivered prior to the date of this Agreement:

(a)    since June 30, 2006, except as set forth in Section 5.8(a) of the First Haralson Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b)    since June 30, 2006, suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)    since June 30, 2006, experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)    since December 31, 2006, except as set forth in Section 5.8(d) of the First Haralson Disclosure Memorandum, had any customer with a loan or deposit balance of more than $50,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a First Haralson Entity;

(e)    since June 30, 2006, failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)    since June 30, 2006, except as set forth in Section 5.8(f) of the First Haralson Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)    since June 30, 2006, except as set forth in Section 5.8(g) of the First Haralson Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $50,000;

(h)    since June 30, 2006, except as set forth in Section 5.8(h) of the First Haralson Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

(i)    since June 30, 2006, except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the First Haralson Financial Statements;

(j)    since June 30, 2006, authorized or issued any additional shares of First Haralson Common Stock, preferred stock, or Equity Rights; or

(k)    since June 30, 2006, entered into any agreement, contract or commitment to do any of the foregoing set forth in Sections 5.8(a) through (j) above.

5.9    Tax Matters.

(a)    All Tax Returns required to be filed by or on behalf of the First Haralson Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the First Haralson Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the First Haralson Disclosure Memorandum. First Haralson’s federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the First Haralson Entities.

(b)    The First Haralson Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)    The provision for any Taxes due or to become due for First Haralson for the period or periods through and including the date of the respective First Haralson Financial Statements that has been made and is reflected on such First Haralson Financial Statements is sufficient to cover all such Taxes.

(d)    Deferred Taxes of First Haralson have been provided for in accordance with GAAP.

(e)    The First Haralson Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)    None of the First Haralson Entities has experienced a change in ownership with respect to their respective stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

5.10     Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of First Haralson included in the First Haralson Financial Statements and the Allowance shown on the consolidated balance sheets of First Haralson as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of First Haralson and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by First Haralson as of the dates thereof.

5.11     Assets.

(a)    Except as disclosed in Section 5.11 of the First Haralson Disclosure Memorandum or as disclosed or reserved against in the First Haralson Financial Statements delivered prior to the date of this Agreement, the First Haralson Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the First Haralson Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the First Haralson Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such First Haralson Entity’s past practices. All Assets which are material to the First Haralson Entities’ business on a consolidated basis, held under leases or subleases by any of the First Haralson Entities, are held under valid Contracts enforceable against the First Haralson Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)    The First Haralson Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the First Haralson Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the First Haralson Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. None of the First Haralson Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any First Haralson Entity under such policies.

(c)    With respect to each lease of any real property or personal property to which any First Haralson Entity is a party (whether as lessee or lessor), except for financing leases in which a First Haralson Entity is lessor, (i) such lease is in full force and effect in accordance with its terms by the First Haralson Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the First Haralson Entity; (iii) there exists no Default under such lease by the First Haralson Entity; and (iv) upon receipt of the consents described in Section 5.11(c) of the First Haralson Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d)    First Haralson has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e)    The First Haralson Entities’ Assets include all material Assets required to operate the business of the First Haralson Entities as presently conducted.

5.12     Intellectual Property. The First Haralson Entities own or have a license to use all of the Intellectual Property used by the First Haralson Entities in the course of their business. The First Haralson Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the First Haralson Entities in connection with the First Haralson Entities’ business operations, and the First Haralson Entities have the right to convey by sale or license any Intellectual Property so conveyed. The First Haralson Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the First Haralson Entities with respect to Intellectual Property used, sold or licensed by the First Haralson Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the First Haralson Entities’ business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the First Haralson Disclosure Memorandum, the First Haralson Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the First Haralson Disclosure Memorandum, no officer, director or employee of the First Haralson Entities is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Haralson Entity.

5.13     Environmental Matters.

(a)    Except as disclosed in Section 5.13(a) of the First Haralson Disclosure Memorandum, the First Haralson Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)    Except as disclosed in Section 5.13(b) of the First Haralson Disclosure Memorandum, there is no Litigation pending has been asserted in writing against or overtly threatened before any court, governmental agency, or authority or other forum in which the First Haralson Entities or any of their Operating Properties or Participation Facilities (or First Haralson in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the First Haralson Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)    During the period of (i) the First Haralson Entities’ ownership or operation of any of its Assets, (ii) the First Haralson Entities’ participation in the management of any Participation Facility, or (iii) the First Haralson Entities’ holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties that would require notification or remediation pursuant to any Environmental Law. Prior to the period of (i) the First Haralson Entities’ ownership or operation of any of its Assets, (ii) the First Haralson Entities’ participation in the management of any Participation Facility, or (iii) the First Haralson Entities’ holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property that would require notification or remediation pursuant to any Environmental Law. No lead-based paint that is not encapsulated or friable asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)    The First Haralson Entities have delivered to WGNB true and complete copies and results of any reports, studies, analyses, tests, monitoring, correspondence and other documents and information possessed or initiated by First Haralson pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the First Haralson Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e)    There are no aboveground or underground storage tanks for the storage of Hazardous Material, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the First Haralson Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the First Haralson Entities at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

(f)    To their respective knowledge, the First Haralson Entities have obtained and maintained in full force and effect all permits required by any applicable Environmental Law necessary to conduct the activities and business of First Haralson Entities as currently conducted, and to occupy or operate the Operating Properties and Participation Facilities (collectively the “Environmental Permits”). First Haralson Entities have conducted its activities and Business in compliance in all material respects with all terms and conditions of any Environmental Permits. First Haralson Entities have filed all report and notifications required to be filed under applicable Environmental laws and Environmental Laws and Environmental Permits.

(g)    With respect to the Operating Properties and Participation Facilities, First Haralson Entities have not received any notification pursuant to any Environmental Laws, nor does First Haralson Entities have any knowledge, that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto, (ii) any license, permit or approval is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated or (iii) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance with any Environmental law.

5.14     Compliance with Laws. First Haralson is a Georgia corporation and a registered bank holding company under the BHC Act and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Target Bank is a national banking association whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the First Haralson Disclosure Memorandum, none of the First Haralson Entities are:

(a)    in Default under any of the provisions of their respective Articles of Incorporation, Articles of Association or Bylaws (or other governing instruments);

(b)    in Default under any Laws, Orders, or Permits applicable to their business or employees conducting their respective businesses; or

(c)    since January 1, 2006, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Haralson Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any First Haralson Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to WGNB.

5.15     Labor Relations. The First Haralson Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the First Haralson Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any First Haralson Entity. To the Knowledge of First Haralson, there is no activity involving any of First Haralson Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16     Employee Benefit Plans.

(a)    The First Haralson Entities have listed in Section 5.16 of the First Haralson Disclosure Memorandum, and have delivered or made available to WGNB prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the First Haralson Entities or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “First Haralson Benefit Plans”). Any of the First Haralson Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “First Haralson ERISA Plan.” Each First Haralson ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “First Haralson Pension Plan.” No First Haralson Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)    Except as disclosed in Section 5.16 of the First Haralson Disclosure Memorandum, all First Haralson Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as set forth in Section 5.16(b) of the First Haralson Disclosure Memorandum, each First Haralson ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the IRS issued in response to an application filed pursuant to Revenue Procedure 2000-27 or any subsequently issued Revenue Procedure or (ii) is entitled to rely upon an opinion letter issued in response to an application filed by the sponsor of a master, prototype or volume submitter plan pursuant to Revenue Procedure 2000-20 or any subsequently issued Revenue Procedure, and the First Haralson Entities are not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter or to disqualify the First Haralson Entities from relying upon such opinion letter to the fullest extent permitted under Revenue Procedure 2004-6. The First Haralson Entities have not engaged in a transaction with respect to any First Haralson Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the First Haralson Entities to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c)    No First Haralson Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material adverse change in the financial position of any First Haralson Pension Plan, (ii) no material adverse change in the actuarial assumptions with respect to any First Haralson Pension Plan, and (iii) no increase in benefits under any First Haralson Pension Plan as a result of plan amendments or changes in applicable Law which are reasonably likely to materially adversely affect the funding status of any such plan. Neither any First Haralson Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the First Haralson Entities, or the single-employer plan of any entity which is considered one employer with any First Haralson Entity under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. The First Haralson Entities have not provided, and are not required to provide, security to a First Haralson Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d)    Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by First Haralson with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. The First Haralson Entities have not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any First Haralson Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e)    Except as disclosed in Section 5.16 of the First Haralson Disclosure Memorandum, the First Haralson Entities have no Liability for retiree health and life benefits under any of the First Haralson Benefit Plans and there are no restrictions on the rights of the First Haralson Entities to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder.

(f)    Except as disclosed in Section 5.16 of the First Haralson Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the First Haralson Entities from any of the First Haralson Entities under any First Haralson Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Haralson Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the First Haralson Entities and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the First Haralson Financial Statements to the extent required by and in accordance with GAAP.

(h)    Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by the First Haralson Entities has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17     Material Contracts. Except as disclosed in Section 5.17 of the First Haralson Disclosure Memorandum or otherwise reflected in the First Haralson Financial Statements, neither the First Haralson Entities nor any of their respective Assets, businesses, or operations that are a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any First Haralson Entity or the guarantee by any First Haralson Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts the First Haralson Entities from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by the First Haralson Entities, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “First Haralson Contracts”). With respect to each First Haralson Contract and except as disclosed in Section 5.17 of the First Haralson Disclosure Memorandum: (i) the Contract is in full force and effect against the applicable First Haralson Entity; (ii) the First Haralson Entity is not in Default thereunder; (iii) the First Haralson Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the First Haralson Entities for money borrowed is prepayable at any time by the First Haralson Entities without penalty or premium.

5.18     Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against the First Haralson Entities, or against any employee benefit plan of the First Haralson Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Haralson Entity. Section 5.18 of the First Haralson Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any First Haralson Entity is a party and that names any First Haralson Entity as a defendant or cross-defendant or for which any First Haralson Entity has any potential Liability in excess of $50,000.

5.19     Reports. Since December 31, 2005, the First Haralson Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20     Accounting, Tax and Regulatory Matters. First Haralson has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21     Community Reinvestment Act. To the extent applicable to such entity, each of the First Haralson Entities has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”), and the rules and regulations thereunder, each has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22     Privacy of Customer Information.

(a)    The First Haralson Entities are the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the WGNB Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)    The collection and use of such IIPI by the First Haralson Entities, the transfer of such IIPI to the WGNB Entities, and the use of such IIPI by the WGNB Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23     Technology Systems.

(a)    Except to the extent indicated in Schedule 5.23 of the First Haralson Disclosure Memorandum, no third party consents will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the First Haralson Entities (collectively, the “Technology Systems”) to continue to be used by the WGNB Entities to the same extent and in the same manner that they have been used by the First Haralson Entities.

(b)    The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a First Haralson Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)    Details of First Haralson’s disaster recovery and business continuity arrangements have been provided in writing to WGNB.

(d)    The First Haralson Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the First Haralson Entities’ agreements relating to the Technology Systems (including maintenance and support).

5.24     Bank Secrecy Act Compliance. The First Haralson Entities are in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions that address suspicious activity reports and compliance programs, and all applicable requirements of the Office of Foreign Assets Control. Without limiting the foregoing, Target Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.25     First Haralson Disclosure Memorandum. First Haralson has delivered to WGNB the First Haralson Disclosure Memorandum containing certain information regarding the First Haralson Entities as indicated at various places in this Agreement. All information set forth in the First Haralson Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Haralson and Target Bank under this Article 5. The information contained in the First Haralson Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.26     Affiliates. Section 5.26 of the First Haralson Disclosure Memorandum sets forth all Persons whom First Haralson reasonably believes is an Affiliate of First Haralson for purposes of Rule 145 under the 1933 Act.

5.27     Board Recommendation. The Board of Directors of First Haralson, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the First Haralson Affiliate and Support Agreements (as defined in Section 8.11 and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders (ii) resolved to recommend that the holders of the shares of First Haralson Common Stock approve this Agreement and (iii) approved the Bank Merger as the sole shareholder of the capital stock of Target Bank.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF WGNB AND PURCHASER BANK

WGNB and Purchaser Bank, jointly and not severally, hereby represent and warrant to First Haralson and Target Bank as follows:

6.1   Organization, Standing and Power. WGNB is a corporation duly organized, validly existing, and in good standing under the Laws of Georgia and is duly registered as a bank holding company under the BHC Act, and Purchaser Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. Each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the WGNB Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the WGNB Entities have been made available to First Haralson for its review and, except as set forth in Section 6.1 of the WGNB Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

6.2   Authority; No Breach by Agreement.

(a)    Each of WGNB and Purchaser Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WGNB and Purchaser Bank. Subject to approval of WGNB’s shareholders, and receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of WGNB and Purchaser Bank, enforceable against each of WGNB and Purchaser Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by WGNB or Purchaser Bank, nor the consummation by WGNB or Purchaser Bank of the transactions contemplated hereby, nor compliance by WGNB or Purchaser Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WGNB’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of WGNB that is currently in effect, (ii) conflict with or result in a breach of any provision of Purchaser Bank’s Articles of Association or Bylaws or any resolution adopted by the board of directors or the shareholders of Purchaser Bank that is currently in effect, (iii) except as disclosed in Section 6.2(b) of the WGNB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any WGNB Entity under, any Contract or Permit of the WGNB Entities, (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the WGNB Entities or any of their Assets (including any WGNB Entity or First Haralson becoming subject to or liable for the payment of any Tax or any of the Assets owned by any WGNB Entity or First Haralson being reassessed or revalued by any Taxing authority).

(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Capital Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by WGNB of the Company Merger, by Purchaser Bank of the Bank Merger, and the other transactions contemplated in this Agreement.

6.3   Capital Stock.

(a)    The authorized capital stock of WGNB consists of 10,000,000 shares of WGNB Common Stock, of which (i) 5,000,613 shares are issued and outstanding, (ii) 920,997 shares are reserved for issuance pursuant to Equity Rights granted under the WGNB 1994 Incentive Stock Option Plan and the WGNB 2003 Incentive Stock Option Plan and (iii) shares reserved for issuance pursuant to the Equity Rights issued by WGNB pursuant to that certain Rights Agreement dated as of February 12, 1997 between WGNB and SunTrust Bank, Atlanta. All of the issued and outstanding shares of WGNB Common Stock are, and all of the shares of WGNB Common Stock to be issued in exchange for shares of First Haralson Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of WGNB Common Stock has been, and none of the shares of WGNB Common Stock to be issued in exchange for shares of First Haralson Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of WGNB.

(b)    The authorized capital stock of Purchaser Bank consists of 10,000,000 shares of $1.25 par value per share common stock, of which 5,000,613 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Purchaser Bank are duly and validly issued and outstanding and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and none of the outstanding shares of capital stock of Purchaser Bank has been issued in violation of any preemptive rights.

(c)    Except as set forth in Section 6.3(a) of this Agreement, there are no shares of capital stock, preferred stock or other equity securities of WGNB outstanding and no outstanding Equity Rights relating to the capital stock of WGNB.

6.4   WGNB Subsidiaries. Except as described in Section 6.4 of the WGNB Disclosure Memorandum: (i) WGNB has no Subsidiaries other than Purchaser Bank and WGNB Investments, Inc. and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) WGNB owns all of the issued and outstanding capital stock of Purchaser Bank and WGNB Investments, Inc. and (iii) all of such shares are held free and clear of any Lien. Purchaser Bank and WGNB Investments, Inc. have no subsidiaries.

6.5   SEC Filings; Financial Statements.

(a)    WGNB has timely filed and made available to First Haralson all SEC Documents required to be filed by WGNB since December 31, 2005 (the “WGNB SEC Reports”). The WGNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such WGNB SEC Reports or necessary in order to make the statements in such WGNB SEC Reports, in light of the circumstances under which they were made, not misleading. No WGNB Subsidiary is required to file any SEC Documents.

(b)    Each of the WGNB Financial Statements (including, in each case, any related notes) contained in the WGNB SEC Reports, including any WGNB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of WGNB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6   Absence of Undisclosed Liabilities. No WGNB Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of WGNB as of June 30, 2006, included in the WGNB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No WGNB Entity has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a WGNB Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7   Absence of Certain Changes or Events. Since June 30, 2006, except as set forth in the WGNB SEC Reports, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an WGNB Material Adverse Effect, and (ii) none of the WGNB Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of WGNB provided in Article 7.

6.8   Legal Proceedings.

(a)    Except as disclosed in Section 6.8 of the WGNB Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any WGNB Entity, or against any director, employee or employee benefit plan of any WGNB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any WGNB Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)    There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any WGNB Entity as a result of examination by any bank or bank holding company regulatory authority.

(c)    No WGNB Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any WGNB Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.9    Community Reinvestment Act. To the extent applicable to such entity, each of the WGNB Entities has complied in all material respects with the provisions of the CRA, and the rules and regulations thereunder, each has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.10     Technology Systems.

(a)    The electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the WGNB Entities (collectively, the “WGNB Technology Systems”) (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a WGNB Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(b)    The WGNB Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the WGNB Entities’ agreements relating to the Technology Systems (including maintenance and support).

6.11     Bank Secrecy Act Compliance. The WGNB Entities are in compliance in all material respects with the provisions of the Bank Secrecy Act and all regulations promulgated thereunder including, but not limited to, those provisions that address suspicious activity reports and compliance programs, and all applicable requirements of the Office of Foreign Assets Control. Without limiting the foregoing, Purchaser Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

6.12     WGNB Disclosure Memorandum. WGNB has delivered to First Haralson the WGNB Disclosure Memorandum containing certain information regarding the WGNB Entities as indicated at various places in this Agreement. All information set forth in the WGNB Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of WGNB and Purchaser Bank under this Article 6. The information contained in the WGNB Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 7 to the extent applicable.

6.13     Board Recommendation. The Board of Directors of WGNB, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders (ii) resolved to recommend that the holders of the shares of WGNB Common Stock approve this Agreement and (iii) approved the Bank Merger as the sole shareholder of the capital stock of Purchaser Bank.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1   Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and material Assets and maintain its rights and franchises, and (iii) take no action that would (A) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2   Negative Covenants of First Haralson and Target Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WGNB shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, each of First Haralson and Target Bank covenants and agrees that the First Haralson Entities will not do or agree or commit to do any of the following:

(a)    amend their Articles of Incorporation, Articles of Association, Bylaws or other governing instruments, or

(b)    incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of First Haralson or Target Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the First Haralson Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First Haralson Disclosure Memorandum); or

(c)    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of First Haralson’s capital stock, or declare or pay any dividend or make any other distribution in respect of First Haralson’s capital stock; provided, however, that First Haralson may pay a special one-time cash dividend, in an aggregate amount not to exceed $7,250,000, to the First Haralson shareholders of record as of immediately prior to the Effective Time and may pay its regularly scheduled quarterly dividends to its shareholders of record not to exceed $.72 per share on January 31, 2007 and March 30, 2007 and not to exceed $.73 per share on June 29, 2007 (provided the Closing occurs after June 29, 2007 and First Haralson shareholders would not otherwise be entitled to receive the regularly scheduled WGNB third quarter dividend) provided further, that WGNB shall give First Haralson prior written notice if it intends to change the record date of its quarterly dividend to shareholders to a date other than March 30, 2007 or June 29, 2007; or

(d)    issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Haralson Common Stock or any other capital stock of any First Haralson Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)    adjust, split, combine or reclassify any shares of First Haralson Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Haralson Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)    except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less and which do not exceed $1,000,000 in the aggregate during any calendar quarter, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)    enter into or amend any employment Contract with any Person (unless such amendment is required by Law or this Agreement) that such First Haralson Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i)    adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the First Haralson Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(j)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k)    commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the First Haralson Entities for over $50,000 in money damages or any restrictions upon the operations of the First Haralson Entities; or

(l)    except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

7.3   Negative Covenants of WGNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Haralson shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, WGNB covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of WGNB, in each case, in any manner adverse to the holders of First Haralson Common Stock.

7.4   Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect or an WGNB Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5   Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6   Loan Portfolio Review. Each Party shall have the right to perform due diligence reviews of the other Party’s lending activities at 45-day intervals between the date of this Agreement and the Effective Time.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1   WGNB Registration Statement.

(a)    WGNB will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the WGNB Common Stock that will be issued to the holders of First Haralson Common Stock pursuant to the Merger. WGNB shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the WGNB Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the WGNB Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of First Haralson except to the extent that the transfer of any shares of WGNB Common Stock received by shareholders of First Haralson is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. First Haralson and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)    Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to WGNB’s and First Haralson’s shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by any Party for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to First Haralson’s shareholders and at the time of the First Haralson shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by First Haralson with respect to statements made or incorporated by reference therein based on information supplied by any WGNB Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2   Nasdaq Listing. WGNB shall list, prior to or at the Effective Time, on the Nasdaq Capital Market the shares of WGNB Common Stock to be issued to the holders of First Haralson Common Stock pursuant to the Merger, and WGNB shall give all notices and make all filings with the Nasdaq Capital Market required in connection with the transactions contemplated herein.

8.3   Applications. WGNB and Purchaser Bank shall prepare and file, and First Haralson and Target Bank shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4   Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, WGNB and Purchaser Bank shall execute and file the respective Articles of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5   Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement including promptly calling for a special meeting of its shareholders to vote on this Agreement.

8.6   Investigation and Confidentiality.

(a)    Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)    Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a First Haralson Material Adverse Effect or an WGNB Material Adverse Effect, as applicable.

8.7   No Solicitations.

(a)   Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, First Haralson shall not, without the prior written approval of WGNB,

(i)    directly or indirectly solicit or initiate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal; or

(ii)   withdraw its recommendation to the First Haralson shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)   First Haralson shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify WGNB immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)   Nothing contained in this Section 8.7 shall prohibit any officer or director of First Haralson from taking any action that the Board of Directors of First Haralson shall determine in good faith, after consultation with its financial advisors and legal counsel, is required by law or is required to discharge his or her fiduciary duties to First Haralson and its shareholders.

(d)   First Haralson shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)   Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8   Press Releases. Prior to the Effective Time, First Haralson and WGNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9   Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10     Charter Provisions.

(a)   First Haralson shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Company Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under First Haralson’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of WGNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of First Haralson that may be directly or indirectly acquired or controlled by them.

(b)   First Haralson and Target Bank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Bank Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Target Bank’s Articles of Association, Bylaws or other governing instruments or restrict or impair the ability of WGNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Target Bank that may be directly or indirectly acquired or controlled by them.

8.11     Agreement and Support of Affiliates. First Haralson has disclosed in Section 5.26 of the First Haralson Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of First Haralson for purposes of Rule 145 under the 1933 Act. First Haralson shall use its reasonable efforts to cause each such Person to deliver to WGNB not later than 30 days after the date of this Agreement, a written affiliate and support agreement, substantially in the form of Exhibit “B” hereto (the “First Haralson Affiliate and Support Agreements”).

8.12     Indemnification and Insurance.

WGNB covenants and agrees that:

(a)   all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under First Haralson’ Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which WGNB is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between WGNB and the Indemnified Party.

(b)   Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against WGNB under this Section 8.12, notify WGNB in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, WGNB shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from WGNB to such Indemnified Party of its election so to assume the defense thereof, WGNB shall not be liable to such Indemnified Party under this Section 8.12 for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if WGNB elects not to assume such defense or if counsel for the Indemnified Party advises WGNB in writing that there are material substantive issues that raise conflicts of interest between WGNB or First Haralson and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and WGNB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, WGNB shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c)   First Haralson shall cause the persons serving as officers or directors of First Haralson or Target Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by First Haralson with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) WGNB may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with First Haralson’s consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by First Haralson for such insurance shall not exceed 150% of the most current annual premium paid by First Haralson for its directors and officers liability insurance, without WGNB’s prior approval.

(d)   If WGNB or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of WGNB shall assume the obligations set forth in this Section 8.12.

(e)   The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13     Employee Benefits and Contracts. Following the Effective Time, WGNB shall provide generally to officers and employees of the First Haralson Entities (who continue employment with WGNB or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by WGNB to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the First Haralson Entities prior to the Effective Date shall be counted. WGNB shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in Section 8.13 of the First Haralson Disclosure Memorandum between any First Haralson Entity and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by WGNB by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, WGNB shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Haralson Entities employees participated immediately prior to the Effective Time (a “First Haralson Plan”), WGNB shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Haralson Entities employee’s participation in the First Haralson Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Haralson Entities employee under a First Haralson Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. WGNB also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any First Haralson Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the First Haralson Plan or any successor group health plan maintained by WGNB. At the request of WGNB, First Haralson will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by the First Haralson Entities that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

8.14     Support of WGNB Directors . WGNB shall use its reasonable efforts to cause each of its directors to deliver to First Haralson not later than 30 days after the date of this Agreement, a written support agreement substantially in the form of Exhibit “C” hereto (the “WGNB Support Agreements”).

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1   Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)   Shareholder Approval. The shareholders of each of WGNB and First Haralson shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect or a WGNB Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)   Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)   Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of WGNB Common Stock issuable pursuant to the Merger shall have been received.

(f)    Nasdaq Listing. The shares of WGNB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Capital Market.

(g)   Tax Matters. Each Party shall have received a written opinion of counsel from Troutman Sanders LLP, in form reasonably satisfactory to such Parties, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of First Haralson Common Stock for WGNB Common Stock will not give rise to gain or loss to the shareholders of First Haralson with respect to such exchange (except to the extent of any cash received).

9.2   Conditions to Obligations of WGNB and Purchaser Bank. The obligations of WGNB and Purchaser Bank to perform under this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WGNB pursuant to Section 11.6(a):

(a)   Representations and Warranties. The representations and warranties of First Haralson and Target Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a First Haralson Material Adverse Effect.

(b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Haralson and Target Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates. Each of First Haralson and Target Bank shall have delivered to WGNB and Purchaser Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to First Haralson or Target Bank, as applicable, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by their respective Boards of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WGNB and its counsel shall request.

(d)   Opinion of Counsel. First Haralson shall have delivered to WGNB an opinion of Powell Goldstein LLP, dated as of the Closing Date, covering those matters set forth in Exhibit “C” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e)   Opinion of Financial Advisor. WGNB shall have received the opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of First Haralson Common Stock is fair, from a financial point of view, to WGNB, a signed copy of which shall have been delivered to First Haralson.

(f)   Affiliate Agreements. WGNB shall have received from each director and executive officer of First Haralson disclosed in Section 5.26 of the First Haralson Disclosure Memorandum a First Haralson Affiliate and Support Agreement.

(g)   Noncompete Agreements. WGNB shall have received from each director of First Haralson and Target Bank a signed noncompete agreement in the form set forth as Exhibit “E” hereto providing that for a period of two years after their respective service as a director or executive officer of the surviving corporation or surviving bank, as the case may be, terminates such director will not serve on the board of directors or in an executive capacity of any financial institution (or holding company therefor) with offices located within Haralson, Carroll or Douglas counties in Georgia.

(h)   Employment Agreements. WGNB shall have executed mutually satisfactory employment agreements with each of Mary M. Covington, Randall F. Eaves and Reland F. Norton.

9.3   Conditions to Obligations of First Haralson and Target Bank. The obligations of First Haralson and Target Bank to perform under this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Haralson pursuant to Section 11.6(b):

(a)   Representations and Warranties. The representations and warranties of WGNB and Purchaser Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an WGNB Material Adverse Effect.

(b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of WGNB and Purchaser Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates. WGNB and Purchaser Bank shall have delivered to First Haralson and Target Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to WGNB and Target Bank, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by their respective Boards of Directors and the shareholders of WGNB evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Haralson and its counsel shall request.

(d)   Opinion of Counsel. WGNB shall have delivered to First Haralson an opinion of Troutman Sanders LLP, counsel to WGNB, dated as of the Closing Date, covering those matters set forth in Exhibit “F” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e)   Opinion of Financial Advisor. First Haralson shall have received the opinion of Sheshunoff & Co. Investment Banking, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of First Haralson Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to WGNB.

ARTICLE 10
TERMINATION

10.1     Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of WGNB or First Haralson, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)   By mutual written consent of the Boards of Directors of WGNB and First Haralson; or

(b)   By the Board of Directors of either WGNB or First Haralson (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a First Haralson Material Adverse Effect or an WGNB Material Adverse Effect, as applicable, on the breaching Party; or

(c)   By the Board of Directors of either WGNB or First Haralson in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of either WGNB or First Haralson fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the shareholders’ meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)   By the Board of Directors of either WGNB or First Haralson in the event that the Merger shall not have been consummated by September 30, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)   By the Board of Directors of either WGNB or First Haralson in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)   By the Board of Directors of WGNB if the Board of Directors of First Haralson:

(i)    shall withdraw, modify or change its recommendation to the First Haralson shareholders with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing or;

(ii)   either recommends to the First Haralson shareholders or affirmatively approves any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g)   By the Board of Directors of First Haralson if First Haralson receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of First Haralson determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to First Haralson’ shareholders than the transactions contemplated by this Agreement; or

(h)   By the Board of Directors of WGNB if the holders of more than 10% in the aggregate of the Outstanding First Haralson Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

10.2     Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment.

10.3     Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6 and 8.12.

10.4     Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then First Haralson (or its successor) shall pay or cause to be paid to WGNB, as liquidated damages and not as a penalty, upon demand a termination payment of $2.0 million payable in same day funds.

10.5     Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1     Definitions.

(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of First Haralson, or the beneficial ownership or 15% or more of any class of First Haralson capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of First Haralson capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning set forth in Section 5.10.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning set forth in the Preamble to the Agreement.

“Bank Secrecy Act” shall have the meaning set forth in Section 5.24.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean an amount equal to (i) the sum between $11,562,500 and $18,500,000 elected by holders of the Outstanding First Haralson Shares  less (ii) the dollar amount equal to (A) the sum between $11,562,500 and $18,500,000 referenced in the preceding clause multiplied by (B) the Dissenter Ratio. The Parties agree that the sum referenced in clause (i) above shall equal $11,562,500 if holders of Outstanding First Haralson Shares elect to receive less than $11,562,500 in cash and shall equal $18,500,000 if holders of Outstanding First Haralson Shares elect to receive more than $18,500,000 in cash.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Company Merger” shall have the meaning set forth in the Preamble to the Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 5.21.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Default Election Shares” shall have the meaning set forth in Section 3.1(b).

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of First Haralson Common Stock outstanding immediately prior to the Effective Time.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(b).

“Effective Time” shall have the meaning set forth in Section 1.4.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Resource Conservation and Recovery Act, as amended, 42. U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exhibits” A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FICG” shall mean the Financial Institutions Code of Georgia.

“First Haralson Affiliate and Support Agreements” shall have the meaning set forth in Section 8.11.

“First Haralson Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“First Haralson Common Stock” shall mean, collectively, the no par value Class A Common (voting) Stock of First Haralson and the no par value Class B Common (non-voting) Stock of First Haralson.

“First Haralson Contracts” shall have the meaning set forth in Section 5.17.

“First Haralson Disclosure Memorandum” shall mean the written information entitled “First Haralson Disclosure Memorandum” delivered prior to the date of this Agreement to WGNB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“First Haralson Entities” shall mean, collectively, First Haralson and Target Bank.

“First Haralson Financial Statements” shall mean (i) the consolidated audited balance sheets (including related notes and schedules, if any) of First Haralson as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheet (including related notes and schedules, if any) of First Haralson as of June 30, 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six month period ended June 30, 2006, as delivered by First Haralson to WGNB prior to execution of this Agreement.

“First Haralson Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the First Haralson Entities, taken as a whole, or (ii) the ability of First Haralson to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of First Haralson taken with the prior informed written Consent of WGNB in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of First Haralson, including expenses incurred by First Haralson in consummating the transactions contemplated by this Agreement.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Georgia Department” shall mean the Georgia Department of Banking and Finance.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains friable asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“IIPI” shall have the meaning set forth in Section 5.22(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interpretive Standards” shall have the meaning set forth in Section 9.2(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 4.1.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the value of the total consideration payable to holders of the Outstanding First Haralson Shares and Dissenting Shares pursuant to this Agreement, not including the special one-time cash dividend payable by First Haralson in accordance with Section 7.2(c), which shall have a deemed value of $46,250,000.

“Mergers” shall have the meaning set forth in the Preamble to the Agreement.

“Nasdaq Capital Market” shall mean the Capital Market System of The Nasdaq Stock Market, Inc.

“OCC” shall mean The Office of the Comptroller of the Currency.

“Old Certificates” shall have the meaning set forth in Section 4.1.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Outstanding First Haralson Shares” shall have the meaning set forth in Section 3.1(b).

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean any of WGNB, Purchaser Bank, First Haralson or Target Bank, and “Parties” shall mean all of WGNB, Purchaser Bank, First Haralson or Target Bank.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) the number one by (ii) the total number of Outstanding First Haralson Shares as of the Effective Time.

“Proxy Statement” shall mean the joint proxy statement used by WGNB and First Haralson to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of WGNB relating to the issuance of the WGNB Common Stock to holders of First Haralson Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by WGNB under the 1933 Act with respect to the shares of WGNB Common Stock to be issued to the shareholders of First Haralson in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq Capital Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OCC, the Federal Deposit Insurance Corporation, the Georgia Department and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Materials or the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall mean the number of shares of WGNB Common Stock equal to (i) the Total Share Number minus (ii) the product of (A) the Total Share Number and (B) the Dissenter Ratio.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Technology Systems” shall have the meaning set forth in Section 5.23(a).

“Total Share Number” shall mean the number of shares of WGNB Common Stock rounded down to the nearest whole share equal to (A) $46,250,000 less the Cash Consideration, (B) divided by $28.37.

“WGNB Common Stock” shall mean the $1.25 par value common stock of WGNB.

“WGNB Disclosure Memorandum” shall mean the written information entitled “WGNB Disclosure Memorandum” delivered prior to the date of this Agreement to First Haralson describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“WGNB Entities” shall mean, collectively, WGNB and Purchaser Bank.

“WGNB Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of WGNB as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by WGNB in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of WGNB as of June 30, 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), for the six month period ended June 30, 2006 as delivered by WGNB to First Haralson prior to execution of this Agreement.

“WGNB Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of WGNB and its Subsidiaries, taken as a whole, or (ii) the ability of WGNB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of WGNB (or any of its Subsidiaries) taken with the prior informed written Consent of First Haralson in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of WGNB, including expenses incurred by WGNB in consummating the transactions contemplated by this Agreement.

“WGNB SEC Reports” shall have the meaning set forth in Section 6.5.

(b)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2     Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3     Brokers and Finders. Except as disclosed in Section 11.3 of the First Haralson Disclosure Memorandum and of the WGNB Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Haralson or by WGNB, each of First Haralson and WGNB, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim.

11.4     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5     Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of either the WGNB Common Stock or the First Haralson Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of either the WGNB Common Stock or the First Haralson Common Stock, as the case may be, the provisions of this Agreement relating to the manner or basis in which shares of First Haralson Common Stock will be exchanged for shares of WGNB Common Stock shall not be amended in a manner adverse to the holders of First Haralson Common Stock or WGNB Common Stock, as the case may be, without any requisite approval of the holders of the issued and outstanding shares of First Haralson Common Stock or WGNB Common Stock, as the case may be, entitled to vote thereon.

11.6     Waivers.

(a)   Prior to or at the Effective Time, WGNB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Haralson or Target Bank, to waive or extend the time for the compliance or fulfillment by First Haralson or Target Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WGNB or Purchaser Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WGNB.

(b)   Prior to or at the Effective Time, First Haralson, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by WGNB or Purchaser Bank, to waive or extend the time for the compliance or fulfillment by WGNB or Purchaser Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Haralson or Target Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Haralson.

(c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7     Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Haralson	First Haralson Corporation
and Target Bank:	3559 Business 27, P.O. Box 528
Buchanan, Georgia 30113
Attention:	Mary M. Covington, President

With a copy to:	Kathryn L. Knudson, Esq.
Jonathan S. Hightower, Esq.
Powell Goldstein LLP
1201 West Peachtree Street, N.E
Atlanta, Georgia 30309

WGNB and	WGNB Corp.
Purchaser Bank:	201 Maple Street, P. O. Box 280
Carrollton, Georgia 30112
Attention:	H. B. Lipham, III, President
and Chief Executive Officer

With a copy to:	Thomas O. Powell, Esq.
Troutman Sanders LLP
600 Peachtree Street NE
Suite 5200
Atlanta, Georgia 30308-2216

11.9     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11   Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12   Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

“WGNB”

WGNB CORP.

By:	/s/ R.B. Lipham, III
Name: R.B. Lipham, III
Title: President & CEO

“Purchaser Bank”

WEST GEORGIA NATIONAL BANK

By:	/s/ R.B. Lipham, III
Name: R.B. Lipham, III
Title: President & CEO

“First Haralson”

FIRST HARALSON CORPORATION

By:	/s/ Mary M. Covington
Name: Mary M. Covington
Title: President

“Target Bank”

FIRST NATIONAL BANK OF GEORGIA

By:	/s/ Randall F. Eaves
Name: Randall F. Eaves
Title: President

EXHIBIT “A”

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WEST GEORGIA NATIONAL BANK
AND
FIRST NATIONAL BANK OF GEORGIA

This Agreement and Plan of Merger (the “Plan”) is made and entered into as of the ___ day of ___________, 2007, by and between West Georgia National Bank, a bank organized under the laws of the United States of America and located in Carrollton, Georgia (“West Georgia”), and First National Bank of Georgia(“First National”), a bank organized under the laws of the United States of America and located in Buchanan, Georgia.

W I T N E S S E T H:

WHEREAS, on January 22, 2007, West Georgia and its parent, WGNB Corp. (“WGNB”), and First National and its parent, First Haralson Corporation (“First Haralson”), entered into an Agreement and Plan of Reorganization (the “Agreement”), pursuant to which WGNB will acquire First Haralson and First National (the “Acquisition”);

WHEREAS, pursuant to the Agreement, First National will merge with and into West Georgia;

NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

1.     MERGER. PURSUANT TO THE PROVISIONS OF SECTION 18(C) OF THE FEDERAL DEPOSIT INSURANCE ACT AND SECTION 215A OF THE NATIONAL BANK ACT, FIRST NATIONAL SHALL BE MERGED WITH AND INTO WEST GEORGIA. WEST GEORGIA SHALL BE THE SURVIVOR OF THE MERGER (THE “RESULTING BANK”), AND SHALL OPERATE WITH THE NAME “FIRST NATIONAL BANK OF GEORGIA.”

2.     EFFECTIVE DATE OF THE MERGER. THE MERGER SHALL BECOME EFFECTIVE AT 12:01 A.M. ON ________________, 2007 (THE “EFFECTIVE DATE”).

3.     LOCATION, ARTICLES AND BYLAWS AND DIRECTORS OF THE RESULTING BANK. ON THE EFFECTIVE DATE OF THE MERGER:

(a)   The head office of the Resulting Bank shall be located at the head office of West Georgia immediately prior to the Effective Date of the Merger.

(b)   The Articles of Association of the Resulting Bank shall be the Articles of Association of West Georgia in effect immediately prior to the Effective Date of the Merger, except that Articles of Association shall be amended by deleting Article I thereof in its entirety and inserting the following in lieu thereof:

“Article I:

The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be “First National Bank of Georgia.””

The Bylaws of the Resulting Bank shall be the Bylaws of West Georgia in effect immediately prior to the Effective Date of the Merger, except that said Bylaws shall be amended to reflect the change in the name of the Resulting Bank.

(c)   The Board of Directors of the Resulting Bank shall be as set forth in the Articles of Merger, and shall serve until the next annual meeting of the shareholders of the Resulting Bank or until such time as their successors have been elected and qualified.

4.     MANNER OF CONVERTING SHARES.

(a)   By virtue of the Merger, automatically and without any action on the part of the holder thereof, each of the shares of First National Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall be cancelled and retired at the Effective Date and no consideration shall be issued in exchange therefor.

(b)   Upon and after the Effective Date, each issued and outstanding share of West Georgia Common Stock shall remain unchanged and shall continue to evidence the same number of shares of West Georgia Common Stock.

5.     CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER. CONSUMMATION OF THE MERGER HEREIN PROVIDED FOR IS CONDITIONED UPON (A)  RECEIPT OF ALL NECESSARY CONSENTS TO THE MERGER FROM APPLICABLE REGULATORY AUTHORITIES, (B)  APPROVAL OF THE AGREEMENT BY FIRST HARALSON, AS SOLE SHAREHOLDER OF FIRST NATIONAL.

6.     TERMINATION. THIS PLAN MAY BE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE DATE UPON THE TERMINATION OF THE AGREEMENT.

7.     COUNTERPARTS, HEADINGS, GOVERNING LAW. THIS PLAN MAY BE EXECUTED SIMULTANEOUSLY IN ANY NUMBER OF COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL BUT ALL OF WHICH SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT. THE TITLE OF THIS PLAN AND THE HEADINGS HEREIN ARE FOR CONVENIENCE OR REFERENCE ONLY AND SHALL NOT BE DEEMED A PART OF THIS PLAN. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.

“West Georgia”

WEST GEORGIA NATIONAL BANK

[BANK SEAL]	By:
Name:
Title:

ATTEST:

Secretary

“First National”

FIRST GEORGIA NATIONAL BANK

[BANK SEAL]	By:
Name:
Title:

ATTEST:

Secretary

EXHIBIT “B”

AFFILIATE AND SUPPORT AGREEMENT

WGNB Corp.
Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of First Haralson Corporation (“First Haralson”), a corporation organized under the laws of the State of Georgia and located in Buchanan, Georgia, and will become a shareholder of WGNB Corp. (“WGNB”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of January 22, 2007 (the “Agreement”), by and among WGNB, West Georgia National Bank, First Haralson and First National Bank of Georgia. Under the terms of the Agreement, First Haralson will be merged into and with WGNB (the “Merger”), and the shares of the no par value Class A Common (voting) Stock and the no par value Class B Common (non-voting) Stock of First Haralson (collectively, “First Haralson Common Stock”) will be converted into and exchanged for cash and shares of the $1.25 par value common stock of WGNB (“WGNB Common Stock”). This Affiliate and Support Agreement represents an agreement between the undersigned and WGNB regarding certain rights and obligations of the undersigned in connection with the shares of First Haralson Common Stock held by the undersigned and WGNB Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of First Haralson and the mutual covenants contained herein, the undersigned and WGNB hereby agree as follows:

1.     Vote on the Merger. The undersigned agrees to vote all shares of First Haralson Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless WGNB is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of First Haralson Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than First Haralson, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.     Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of WGNB, transfer any shares of First Haralson Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3.     Affiliate Status. The undersigned understands and agrees that as to First Haralson the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

B-1

4.     Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that WGNB has informed the undersigned that any distribution by the undersigned of WGNB Common Stock has not been registered under the 1933 Act and that shares of WGNB Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that WGNB is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of WGNB Common Stock.

5.     Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of WGNB Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for First Haralson.

6.     Filing of Reports by WGNB. WGNB agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of WGNB Common Stock issued to the undersigned pursuant to the Merger.

7.     Miscellaneous. This Affiliate and Support Agreement is the complete agreement between WGNB and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate and Support Agreement shall be governed by the laws of the State of Georgia.

8.     Capitalized Terms. All capitalized terms in this Affiliate and Support Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and among WGNB, West Georgia National Bank, First Haralson and First National Bank of Georgia.

This Affiliate Agreement is executed as of the _____ day of _________, 2007.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2007

WGNB CORP.

By:
Its:

B-2

EXHIBIT “C”

SUPPORT AGREEMENT

First Haralson Corporation
Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of WGNB Corp. (“WGNB”), a corporation organized under the laws of the State of Georgia and located in Carrollton, Georgia. Pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of January 22, 2007 (the “Agreement”), by and among WGNB, West Georgia National Bank, First Haralson Corporation (“First Haralson”) and First National Bank of Georgia, First Haralson will be merged into and with WGNB (the “Merger”), and the shares of the no par value Class A Common (voting) Stock and the no par value Class B Common (non-voting) Stock of First Haralson (collectively, “First Haralson Common Stock”) will be converted into and exchanged for cash and shares of the $1.25 par value common stock of WGNB (“WGNB Common Stock”). This Support Agreement represents an agreement between the undersigned and First Haralson regarding certain rights and obligations of the undersigned in connection with the shares of WGNB Common Stock owned by the undersigned.

In consideration of the benefits the undersigned will receive as a shareholder of WGNB and the mutual covenants contained herein, the undersigned and First Haralson hereby agree as follows:

1.     Vote on the Merger. The undersigned agrees to vote all shares of WGNB Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless First Haralson is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of WGNB Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than WGNB, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2.     Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of First Haralson, transfer any shares of WGNB Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3.     Miscellaneous. This Support Agreement is the complete agreement between First Haralson and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Support Agreement shall be governed by the laws of the State of Georgia.

C-1

4.     Capitalized Terms. All capitalized terms in this Support Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and among WGNB, West Georgia National Bank, First Haralson and First National Bank of Georgia.

This Support Agreement is executed as of the _____ day of _________, 2007.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2007

FIRST HARALSON CORPORATION

By:
Its:

C-2

EXHIBIT “D”

MATTERS AS TO WHICH
POWELL GOLDSTEIN LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.     First Haralson is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.     Target Bank is a national banking association existing and in good standing under the federal Banking Laws of the United States of America with all requisite power and authority to conduct its business and to own and use its Assets. The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3.     First Haralson’s authorized capital stock consists of 25,000 shares of no par value Class A Common (voting) Stock (the “Class A Common Stock”), and 225,000 shares of no par value Class B Common (non-voting) Stock (the “Class B Common Stock” and collectively, with the Class A Common Stock, the “First Haralson Common Stock”), of which, to our knowledge, __________ shares of Class A Common Stock and ______ shares of Class B Common Stock were outstanding as of January 22, 2007 and _______ shares and ______ shares of Class A Common Stock and Class B Common Stock, respectively, were outstanding as of the Closing Date. To our knowledge, the shares of First Haralson Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating First Haralson to issue or acquire any of its equity securities outstand as of the date hereof.

4.     Based solely on our review of the minute book and stock transfer records of Target Bank, First Haralson owns directly or indirectly all the issued and outstanding shares of the capital stock of Target Bank. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

5.     The execution and delivery by each of First Haralson and Target Bank of the Agreement do not, and if each of First Haralson and Target Bank were to now perform its respective obligations under the Agreement such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation, Articles of Association or Bylaws or, to our knowledge, result in any material breach of or default or acceleration under any First Haralson Contract.

D-1

6.     The Agreement has been duly and validly executed and delivered by each of First Haralson and Target Bank and, assuming valid authorization, execution and delivery by WGNB and Purchaser Bank, constitutes a valid and binding agreement of each of First Haralson and Target Bank enforceable against First Haralson and Target Bank in accordance with its terms.

D-2

EXHIBIT “E”

NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Agreement”) is made as of _________________, 2007, by and among WGNB CORP. (“WGNB”), a Georgia corporation, WEST GEORGIA NATIONAL BANK, a national banking association formed under the laws of the United States and a wholly owned subsidiary of WGNB (“Purchaser Bank” and, collectively with WGNB, the “Company”), and _______________________ (the “Director”), a resident of the State of Georgia.

WHEREAS, the Director currently serves as a director of either First Haralson Corporation, a corporation organized under the laws of the State of Georgia (“First Haralson”) or First Georgia National Bank, a national banking association formed under the laws of the United States and a wholly owned subsidiary of First Haralson (“Target Bank”) or both; and

WHEREAS, WGNB, Purchaser Bank, First Haralson and Target Bank are parties to an Agreement and Plan of Reorganization dated as of January 22, 2007 (the “Reorganization Agreement”); and

WHEREAS, the Reorganization Agreement contemplates that, prior to the Closing (as defined in the Reorganization Agreement), as a condition and inducement to the willingness of WGNB and Purchaser Bank to enter into the Reorganization Agreement, the Director will enter into this Agreement with the Company and Purchaser Bank; and

WHEREAS, WGNB shall provide to the Director for a period of three years commencing on the date of the Closing (the “Closing Date”) directors’ and officers’ liability insurance with respect to acts or omissions of the Director occurring prior to or at the Closing Date (the “Coverage”); and

WHEREAS, in the course of serving as a director of First Haralson and Target Bank, the Director has gained knowledge of the business, affairs, finances, management, marketing programs and philosophy, clients and methods of operation of First Haralson and Target Bank; and

WHEREAS, the Company would suffer irreparable harm if the Director were to use such knowledge, information and business acumen other than as set forth herein.

NOW, THEREFORE, in consideration of the provision of the Coverage to the Director and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Director agree as follows:

1.     Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a)   “Affiliate” is used to indicate any company or entity controlled by, controlling or under common control with WGNB.

(b)   “Agreement” means this Agreement, together with any exhibits, schedules, addendum or amendments hereto.

(c)   “Applicable Period” means the period from the Termination Date until the second anniversary thereof.

(d)   “Area” means the geographic area located within the boundaries of Haralson, Carroll and Douglas counties in Georgia.

(e)   “Business of the Company” means the business of banking, including, but not limited to, the origination, closing and selling of loans; receiving deposits and otherwise engaging in the business of banking.

(f)   “Competing Business” means any business or enterprise which is engaged in a business that is the same or essentially the same as the Business of the Company.

(g)   “Confidential Information” means information which does not rise to the status of a Trade Secret, which is or has been disclosed to the Director or of which the Director became or becomes aware as a consequence of or through his relationship to First Haralson, Target Bank or the Company (including information created by the Director expressly for First Haralson, Target Bank or the Company), which has value to First Haralson, Target Bank or the Company (or to third parties who have entrusted the information to First Haralson, Target Bank or the Company) and is not generally known to the public including without limitation information related to the parties’ business relationship and discussions in furtherance thereof.

(h)   “Company Information” means Confidential Information and Trade Secrets. Company Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company; (ii) has been independently developed and disclosed to the public by others; (iii) otherwise enters the public domain through lawful means; (iv) was already known by the Director at the time of disclosure; (v) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of law; provided, however, that the Director must first have given written notice of such required disclosure to the Company and taken reasonable steps to allow the Company to seek to protect the confidentiality of the information required to be disclosed; or (vi) is independently developed by the Director without use of Company Information and does not relate to the Business of the Company.

(i)   “Termination Date” means the date such director no longer serves on the Board of Directors of either WGNB or the Company, as the case may be.

(j)   “Trade Secrets” means all information, without regard to form, which is or has been disclosed to the Director or of which the Director became or becomes aware as a consequence of or through his relationship to First Haralson, Target Bank or the Company (including information created by the Director expressly for First Haralson, Target Bank or the Company) including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, computer programs, devices, methods, techniques, drawings, processes, product designs, methods of manufacture, custom product configurations, financial data, financial plans, product or service plans, marketing and distribution methods, or ideas or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes information about third parties or information received from third parties which is in the possession of the Company and which meets the above definition of Trade Secrets as to those third parties.

2.     Effective Date. This Agreement will become effective on the Closing Date, and will be of no force or effect unless and until the acquisition is consummated in accordance with the terms of the Reorganization Agreement.

3.     Covenant Not To Compete. The Director hereby covenants to and agrees with the Company that, unless otherwise expressly consented to, approved or otherwise permitted by the Board of Directors of WGNB in writing, for the Applicable Period, within the Area, the Director will not at any time, either directly or indirectly, on his behalf or in the service or on behalf of others, engage in, provide or perform services of a substantially similar nature to those he performed for First Haralson or the Target Bank for a Competing Business, or own a controlling beneficial interest in any Competing Business; provided, however, that passive ownership by the Director of less than one percent (1%) of the outstanding equity securities or interests of any Competing Business whose equity securities are registered under Section 12 of the Securities and Exchange Act of 1934, as amended, for investment purposes only, and the investments by those directors set forth in Exhibit A shall not constitute a breach of this provision.

4.     Covenant Not to Solicit Client or Customers. The Director hereby covenants to and agrees with the Company that, for the Applicable Period, he will not, without the prior written consent of WGNB, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any client or customer or actively sought prospective client or customer of First Haralson or the Target Bank with whom the Director has had material contact on behalf of First Haralson or Target Bank during the 12 months immediately preceding the Closing Date.

5.     Covenant Not to Solicit Employees. The Director hereby covenants to and agrees with the Company that, without the prior written approval of WGNB, for the Applicable Period, he will not, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Company who was employed by First Haralson or the Target Bank immediately prior to the Closing Date, within the Area and with whom the Director had material contact, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will; provided that this section shall not be violated if the Director employs a Company employee (i) who is no longer employed by the Company, or (ii) who responds to any advertisement that is not specifically directed to employees of the Company.

6.     Nondisclosure of Confidential Information. The Director acknowledges that, during his service as a director of First Haralson and Target Bank, he learned and had access to Company Information regarding First Haralson and its Affiliates. The Director acknowledges that such Company Information as is acquired and used by the Company or its Affiliates is a special, valuable and unique asset. The Director hereby agrees that all Company Information obtained by the Director in the course of his serving as a director of First Haralson and Target Bank is confidential and proprietary and will remain the exclusive property of the Company or its Affiliates, as the case may be. The Director covenants to and agrees with the Company that he will not (irrespective of the circumstances under which Director’s association with First Haralson or the Target Bank terminates), for any reason, use for his own benefit or the benefit of any person or entity with which he may be associated or, subject to the following sentence, disclose any such Company Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an executive officer of the Company. Notwithstanding the foregoing, the Director may disclose such information if such disclosure is required by law. Upon termination of his service as a director of First Haralson or Target Bank, all documents, records and notebooks, including copies thereof, then in the Director’s possession or under his control, whether prepared by him or others, will be returned to First Haralson or its successor. The provisions of this Section with respect to Company Information will apply during the Director’s serving as director of First Haralson or Target Bank and after termination of such service for any reason for the Applicable Period and, with respect to Trade Secrets, will continue to apply thereafter for so long as such Trade Secrets remain entitled to protection under applicable law.

7.     Termination. This Agreement will terminate upon expiration of the period during which the Trade Secrets described in Section 6 are entitled to protection. Prior to such date, the Agreement may only be terminated by mutual, written agreement of the Director and the Company.

8.     Remedy for Breach of Provisions Hereof; Injunction.

(a)    Injunction. The Director agrees that the provisions of Sections 3, 4, 5, and 6 are reasonable and necessary to protect the legitimate interests and properties of the Company, that the Company is engaged in and throughout the Area in the Business of the Company and that the Company has no adequate remedy at law for any breach or threatened or attempted breach by the Director thereof and, accordingly, the Director also agrees that the Company may, in addition to the other remedies that may be available to it hereunder or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining the Director from violating such provisions; and for purposes of any such proceeding in equity, it will be presumed and it is hereby agreed by the parties hereto that the remedies at law available to the Company would be inadequate and that the Company would suffer immediate and irreparable harm as a result of the violation of any provision hereof by the Director.

(b)    Consent to Partial Enforcement; Severability. It is the desired intent of the parties hereto that the provisions of Sections 3, 4, 5, and 6 will be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Company and the Director agree that if any of the provisions set forth in Sections 3, 4, 5, and 6 are deemed by any court to be invalid, unenforceable or overly broad, the court may reduce, amend or reform such provisions to a scope which it deems reasonable under the circumstances. If any one or more provisions hereof or portions thereof are held to be invalid or unenforceable, the validity and enforceability of the remaining provisions and portions hereof will not be affected thereby.

9.     Independent of Other Agreements. The covenants and agreements of the Director hereunder are independent of the covenants, representations, warranties and agreements of the parties to the Reorganization Agreement, and no default, breach or failure to perform by any party to the Reorganization Agreement will constitute an excuse or other justification for the Director to fail to observe fully his covenants and agreements hereunder. No course of dealing among the Company and the Director and no delay by the Company in exercising any right, power or remedy hereunder, in equity or at law, will constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

10.    Knowledge; Advice of Counsel. The Director represents and warrants that he has read and understands each of the provisions of this Agreement and that he has had the opportunity to seek and obtain the advice of legal counsel before agreeing to be bound by the terms hereof. The Director represents and warrants to the Company that (i) this Agreement is a valid and binding obligation of the Director, enforceable against him in accordance with its terms and (ii) he is free to enter into this Agreement and is not under any contractual or other restraint that would prohibit or impede in any respect his performance hereunder. The Director acknowledges and agrees that the Company would not have agreed to enter into the Reorganization Agreement but for the execution, delivery and performance by the Director of this Agreement.

11.    Attorneys’ Fees. In the event of commencement of an action at law or in equity by either party arising under or to enforce the provisions of this Agreement, the prevailing party will be entitled to receive such reasonable and actual attorneys’ fees and costs, in addition to any other relief granted.

12.    Assignability.

(a)    By the Company. The rights and obligations of the Company and its Affiliates under this agreement will inure to the benefit of and be binding upon the successors and assigns the Company and its Affiliates. The Company may, on notice, but without the consent of the Director, assign this Agreement to one of its Affiliates.

(b)    By the Director. The Director’s rights and obligations hereunder may not be assigned or alienated and any attempt to do so by the Director will be void.

13.    Notices. All notices and other communications provided for herein will be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

If to the Director:

If to WGNB or Purchaser Bank:

WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
Attn: President and Chief Executive Officer

or such other address as will be furnished in writing by any party to the others. Notices mailed as provided herein will be deemed given on receipt or refusal of an otherwise proper delivery.

14.    Miscellaneous.

(a)   Governing Law; Venue. This Agreement will be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Georgia, without giving effect to the conflicts of law rules thereof.

(b)   Amendment; Waiver. No amendment or modification of, or supplement to, this Agreement will be binding unless it is in writing, signed by the parties hereto. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party.

(c)   Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and except as expressly provided herein supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.

(d)    Binding Effect. This Agreement has been duly authorized by all necessary authority, does not conflict with any applicable agreement or restriction and will be binding upon and will inure to the benefit of the parties hereto, the Company and, to the extent expressly provided herein, to their respective successors and assigns, and no other person will acquire or have any right under or by virtue of this Agreement.

(e)    Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, will be held invalid or unenforceable, the remaining portion of such provisions or this Agreement and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be thereby affected.

(f)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto have duly executed and delivered this Agreement as of the date first above written.

“WGNB”

WGNB CORP.

By:
Name:
Title:

“Purchaser Bank”

WEST GEORGIA NATIONAL BANK

By:
Name:
Title:

“Director”

Name:

EXHIBIT “F”

MATTERS AS TO WHICH
TROUTMAN SANDERS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1.     WGNB is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2.     Purchaser Bank is a national banking association existing and in good standing under the federal Banking Laws of the United States of America with all requisite power and authority to conduct its business and to own and use its Assets. The deposits of Purchaser Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3.     WGNB’s authorized capital stock consists of 10,000,000 shares of WGNB Common Stock, of which, to our knowledge, _______ shares were outstanding as of January 22, 2007 and _________ shares were outstanding as of the Closing Date. To our knowledge, the shares of WGNB Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

4.     The execution and delivery by each of WGNB and Purchaser Bank of the Agreement do not, and if each of WGNB and Purchaser Bank were now to perform its respective obligations under the Agreement such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation, Articles of Association or Bylaws or, to our knowledge, result in any material breach of or default or acceleration under any Contract to which any WGNB Entity is a party or by which is bound and which is filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”) filed by WGNB under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any report filed by WGNB under the Exchange Act subsequent to the Annual Report.

5.     The Agreement has been duly and validly executed and delivered by each of WGNB and Purchaser Bank, and, assuming valid authorization, execution and delivery by each of First Haralson and Target Bank, constitutes a valid and binding agreement of each of WGNB and Purchaser Bank enforceable in accordance with its terms.

6.     The shares of WGNB Common Stock to be issued to the shareholders of First Haralson as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Company Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.